Exhibit F-2


                                       [IPALCO ENTERPRISES, INC. LETTERHEAD]



March 15, 2001




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re: Application of The AES Corporation, Dennis W. Bakke and Roger W. Sant on Form U-1 under the Public Utility Holding Company Act of 1935 (File No. 70-9779)

Ladies and Gentlemen:

This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the filing with the Commission of the application (the "Application") on Form U-1 (File No. 70-9779) of The AES Corporation ("AES"), Dennis W. Bakke, and Roger W. Sant under the Public Utility Holding Company Act of 1935, as amended (the "Act"). The Application requests that the Commission issue an order (i) authorizing AES to acquire all of the equity securities of IPALCO Enterprises, Inc. ("IPALCO," and the acquisition of IPALCO's equity securities by AES, the "Transaction") and (ii) determining that following the acquisition, AES and each of its subsidiaries will continue to be exempt from the provisions of the Act, other than Sections 9(a)(2) and 10, under
Section 3(a)(5).

I am Vice President, Secretary and General Counsel for IPALCO and am familiar with the Transaction. In this connection and in accordance with the requirements for Exhibit F to Form U-1, I have examined the Articles of Incorporation of IPALCO, the By-Laws of IPALCO, and such other documents, certificates and corporate records, and such matters of law, as I have deemed necessary for the purpose of rendering this opinion.

The opinions expressed below with respect to the Transaction are subject to and rely upon the following assumptions and conditions:

a. The Transaction shall have been duly authorized and approved, to the extent required by the governing corporate documents and applicable state laws, by the shareholders of IPALCO.

b. All required approvals, authorizations, consents, certificates, rulings, and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transaction shall have been obtained or made, as the case may be, and shall have become final and unconditional in all respects and shall remain in effect and the Transaction shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings, and registrations.

c. The Commission shall have duly entered an appropriate order or orders with respect to the Transaction granting and permitting the Application to become effective under the Act and the rules and regulations thereunder.

d. All corporate formalities required by the laws of the State of Indiana for the consummation of the Transaction shall have been taken, and the Transaction shall have become effective in accordance with the laws of the State of Indiana.

e. AES and IPALCO shall have obtained all consents, waivers and releases, if any, required for the Transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses, and permits.

f. The representations and warranties of IPALCO set forth in the Agreement and Plan of Share Exchange dated as of July 15, 2000, between AES and IPALCO ("Share Exchange Agreement") are true and correct as of the date hereof and IPALCO has complied with all applicable covenants and conditions set forth in the Share Exchange Agreement

Based upon the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion that:

1. IPALCO is a corporation validly organized and existing under the laws of the State of Indiana.

2.   All state laws applicable to the Transaction will have been complied with.

3. The shares of IPALCO common stock to be acquired in conjunction with the Transaction will be validly issued, fully paid and nonassessable and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Articles of Incorporation of IPALCO.

I am a member of the Indiana bar and do not hold myself out as an expert on the laws of any other state.

I hereby consent to the filing of this opinion as an exhibit to the Application.

Very truly yours,



/s/ Bryan G. Tabler
-----------------------------
Bryan G. Tabler
Vice President, Secretary and
General Counsel